Exhibit 4.3

 THIS TERM NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS TERM NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS TERM NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS TERM NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS TERM NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CORGENIX MEDICAL CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, CORGENIX MEDICAL CORPORATION, a Nevada corporation (the “Borrower”), hereby promises to pay to [NAME], [ADDRESS] (the “Holder”) or its registered assigns or successors in interest, or order, the sum of                                             Dollars ($                  ) (the “Principal Amount”), together with any accrued and unpaid interest thereon, on December 28, 2008 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower, the Holder,                              (“                ”) and                        (“                        ”) (the “Purchase Agreement”).

On the date hereof, the Borrower is issuing to                              and                            pursuant to the Purchase agreement an identical secured convertible term note in the original principal amount of                                Dollars ($                ).

The following terms shall apply to this Term Note:

ARTICLE I
INTEREST & AMORTIZATION

1.1                                 (a)                                  Interest Rate.  Subject to Sections 1.1(b), 4.12 and 5.6 hereof, interest payable on this Term Note shall accrue for the Principal Amount at a rate per annum (the “Interest Rate”) equal to the greater of (x) the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus three percent (3%), or (y) twelve percent (12%).  The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate.  Interest shall accrue from the date hereof and shall be calculated on the basis of a 360 day year.  Interest shall be payable monthly, in arrears, commencing on January 1, 2006 and on the first day of each consecutive calendar month thereafter (each, a “Repayment Date”) and on the Maturity Date, whether by acceleration or otherwise.

(b)                                 Interest Rate Adjustment.  The Interest Rate shall be subject to adjustment on the last business day of each month hereafter until the Maturity Date (each a “Determination Date”).  If on any Determination Date (i) the Borrower shall have registered under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock underlying each of the conversion of this Term Note and the exercise of the Warrant on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the market price (the “Market Price”) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined below) for the five (5) consecutive trading days immediately preceding such Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Interest Rate for the succeeding calendar month shall automatically be reduced by 25 basis points (25 b.p.) (0.25%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price.  Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Interest Rate be less than zero percent (0%).

1.2                                 Minimum Monthly Principal Payments.  Payments of the Principal Amount shall begin on June 1, 2006 and shall recur on each succeeding Repayment Date thereafter until the Principal Amount has been repaid in full, whether by the payment of cash or by the conversion of such principal into Common Stock pursuant to the terms hereof.  Subject to Section 2.1 and Article III below, on each Repayment Date, the Borrower shall make payments to the Holder in the amount of $32,954.53 (the “Monthly Principal Amount”), together with any accrued and unpaid interest then due on the Principal Amount plus any and all other amounts which are then owing under this Term Note that have not been paid (the Monthly Principal Amount, together with such accrued and unpaid interest and such other amounts, collectively, the “Monthly Amount”). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

ARTICLE II
CONVERSION REPAYMENT

2.1                                 (a)                                  Payment of Monthly Amount in Cash or Common Stock.  If the Monthly Amount (or a portion of such Monthly Amount if such portion of the Monthly Amount would have been converted into shares of Common Stock but for Section 3.2) is required to be paid in cash pursuant to Section 2.1(b), then the Borrower shall pay the Holder an amount equal to 110% of the Monthly Amount due and owing to the Holder on the Repayment Date in cash.  If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Borrower to the Holder on such Repayment Date (in respect of such portion of the Monthly Amount converted into shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (x) the portion of the Monthly Amount converted into shares of Common

Stock, by (y) the then applicable Fixed Conversion Price.  For purposes hereof, the initial “Fixed Conversion Price” means $0.30.

(b)                                 Monthly Amount Conversion Guidelines.  Subject to Sections 2.1(a), 2.2 and 3.2 hereof, the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount due on each Repayment Date according to the following guidelines (collectively, the “Conversion Criteria”): (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) consecutive trading days immediately preceding such Repayment Date shall be greater than or equal to 115% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading day period immediately preceding the applicable Repayment Date.  If the Conversion Criteria are not met, the Holder shall convert only such part of the Monthly Amount that meets the Conversion Criteria. Any part of the Monthly Amount due on a Repayment Date that the Holder has not been able to convert into shares of Common Stock due to failure to meet the Conversion Criteria, shall be paid by the Borrower in cash at the rate of 110% of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date.

(c)                                  Application of Conversion Amounts.  Any amounts converted by the Holder pursuant to Section 2.1(b) shall be deemed to constitute payments of, or applied against, (i) first, outstanding fees, (ii) second, accrued interest on the Principal Amount, and (iii) third, the Principal Amount.

2.2                                 No Effective Registration.  Notwithstanding anything to the contrary herein, no amount payable hereunder may be converted into Common Stock unless (a) either (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in satisfaction of such obligations exists, or (ii) an exemption from registration of the Common Stock is available pursuant to Rule 144(k) of the Securities Act, and (b) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder’s option.

2.3                                 Optional Redemption of Principal Amount.  The Borrower will have the option of prepaying the outstanding Principal Amount (“Optional Redemption”), in whole or in part, by paying to the Holder a sum of money equal to one hundred twenty five percent (125%) of the portion of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Term Note, the Purchase Agreement or any Related Agreement (the “Redemption Amount”) on the Redemption Payment Date (as defined below).  The Borrower shall deliver to the Holder a notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be not less than ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”).  A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period.  The Redemption Amount shall be determined as if such Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption.  On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder.  In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

ARTICLE III
CONVERSION RIGHTS

3.1                                 Holder’s Conversion Rights.  Subject to Section 2.2, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Term Note, together with interest and fees due hereon, into shares of Common Stock, subject to the terms and conditions set forth in this Article III.  The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.3.  The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

3.2                                 Conversion Limitation.  Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Term Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between 4.99% of the issued and outstanding shares of Common Stock and the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of Warrants held by such Holder.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default.

3.3                                 Mechanics of Holder’s Conversion.  (a) In the event that the Holder elects to convert any amounts outstanding under this Term Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a “Conversion Date”.  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)                                 Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by the Borrower’s transfer agent, within one (1) business day of the date of the delivery to the Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”).  In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion.  The Holder shall be treated for all purposes as the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.4                                 Late Payments.  The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder.  As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article III upon conversion of the Note, in the amount equal to $250 per business day after the Delivery Date.  The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand.

3.5                                 Conversion Mechanics.

(a)                                  The number of shares of Common Stock to be issued upon each conversion of this Term Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.  In the event of any conversions of outstanding obligations under this Term Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions (i) first, of the Monthly Amount for the current calendar month, (ii) then of any accrued interest on the Principal Amount and (iii) then of outstanding Principal Amount, by applying the conversion amount to Monthly Principal Amounts for the remaining Repayment Dates in chronological order.

(b)                                 The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion are subject to adjustment from time to time upon the occurrence of certain events, as follows:

A.                                   Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

B.                                     During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Term Note.  The Borrower represents that upon issuance and receipt of adequate consideration, such shares will be duly authorized and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Term Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Term Note.

C.                                     Share Issuances.  Subject to the provisions of this Section 3.5, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants or other obligations to issue shares outstanding on the date hereof as disclosed to the Holder in writing or in the Borrower’s Exchange Act filings (iii) for the sale of the shares of Common Stock listed on Schedule A hereto; and (iv) pursuant to options that are issuable as of the date hereof under any employee incentive stock option plan adopted by the Borrower) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price at the time of issuance of such securities.  For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

D.                                    Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Term Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

3.6                                 Issuance of Replacement Note.  Upon any partial conversion of this Term Note, a replacement Note containing the same date and provisions of this Term Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Term Note and accrued interest which shall not have been converted or paid. Subject to the provisions of Article IV, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a replacement Note.

ARTICLE IV
EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable.  In the event of such an acceleration, the amount due and owing to the Holder shall be 125% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the “Default Payment”).  The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Term Note, the Purchase Agreement or the Related Agreements, then to accrued and unpaid interest due on the Note and then to the outstanding principal balance of the Note.

The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, is an “Event of Default”:

4.1                                 Failure to Pay Principal, Interest or other Fees.  The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by the Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

4.2                                 Breach of Covenant.  The Borrower breaches any covenant or any other term or condition of this Term Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, in any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

4.3                                 Breach of Representations and Warranties.  Any representation or warranty made by the Borrower in this Term Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

4.4                                 Receiver or Trustee.  The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5                                 Judgments.  Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

4.6                                 Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries and not stayed within 30 days.

4.7                                 Stop Trade.  An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice.  The “Principal Market” for the Common Stock shall include the OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

4.8                                 Failure to Deliver Common Stock or Replacement Note.  The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Term Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) business days or (ii) to deliver a replacement Note to the Holder within seven (7) business days following the required date of such issuance pursuant to this Term Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

4.9                                 Default Under Related Agreements or Other Agreements.  The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) under any other indebtedness.

4.10                           Change in Control.  Any “Person” (as defined in Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), not including Dr. Luis R. Lopez or the Purchasers shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the total voting power attached to all outstanding equity securities of the Borrower.

DEFAULT RELATED PROVISIONS

4.11                           Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay additional interest on this Term Note in an amount equal to two percent (2%) per month (twenty-four percent (24%) per annum), and all outstanding obligations under this Term Note, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

4.12                           Conversion Privileges.  The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Term Note is paid in full.

4.13                           Cumulative Remedies.  The remedies under this Term Note shall be cumulative.

ARTICLE V
MISCELLANEOUS

5.1                                 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2                                 Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.  A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

5.3                                 Amendment Provision.  The term “Term Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.6 hereof, as it may be amended or supplemented.

5.4                                 Assignability.  This Term Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.  This Term Note shall not be assigned by the Borrower without the consent of the Holder.

5.5                                 Governing Law.  This Term Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both the Borrower and the Holder agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Term Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Term Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court order in favor of the Holder.

5.6                                 Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7                                 Security Interest and Guarantee.  The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Term Note Security Agreement dated as of the date hereof and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof.  The obligations of the Borrower under this Term Note are guaranteed by certain Subsidiaries and a shareholder of the Borrower pursuant to the Subsidiary Guaranty and Guaranty dated as of the date hereof, respectively.

5.8                                 Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Term Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Term Note to favor any party against the other.

5.9                                 Cost of Collection.  If default is made in the payment of this Term Note, the Borrower shall pay to the Holder reasonable costs of collection, including reasonable attorney’s fees.

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be signed in its name effective as of this          day of December, 2005.

CORGENIX MEDICAL CORPORATION

Name:
Title:

WITNESS:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby converts $                   of the principal and $                           of the interest due on [specify applicable Repayment Date] under the Convertible Term Note issued by CORGENIX MEDICAL CORPORATION dated December     , 2005 by delivery of Shares of Common Stock of CORGENIX MEDICAL CORPORATION on and subject to the conditions set forth in Article III of such Note.

1.                                       Date of Conversion

2.                                       Shares To Be Delivered:

By:
Name:
By:
Title